Exhibit 99.2
TELLULAR CORP., #11098775
TELLULAR CORP. FOURTH QUARTER 2007 EARNINGS
November 1, 2007, 11:00 AM ET
Chairperson: Michael Boyle (CEO)

Operator:	Good morning ladies and gentlemen and thank you for standing by. Welcome to the Telular Corporation Fourth Quarter 2007 Earnings conference call. During today’s presentation, all parties will be in a listen only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the “*”, followed by the “1” one your touchtone phone. This conference is being recorded, Thursday, November 1, 2007. I would now, like to turn the call to Brinlea Johnson, with BlueShirt Group. Please go ahead, Miss Johnson.

Brinlea Johnson:	Good morning ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the fourth quarter and fiscal year ended September 30, 2007. By now, everyone should have received a copy of the company’s press release sent out this morning. If you need a copy of the press release, please contact the BlueShirt Group at: 415-217-7722. On the line with us today, from Telular’s Management, are Mike Boyle, President and Chief
Executive Officer and Joe Beatty, Chief Financial Officer. We’re going to begin the call with opening remarks from management and then we’ll open up the lines for Q&A session.
Before we begin, I’d like to turn your attention to the fact that forward looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward looking statements. Please refer to the company’s 10K and other periodic filings with the SEC for discussion of these factors. And finally, this conference call is scheduled to last no more than 60 minutes, including questions.
During the Q&A session, please limit your questions to be courteous of the callers who may want to ask a question. At this point, I’d like to turn the call over to Mr. Michael Boyle. Go ahead Mike.

Michael Boyle:	Thanks Brinlea and good morning. Good morning ladies and gentlemen, welcome to Telular’s conference call to discuss financial results for the fourth quarter and fiscal year 2007.
Telular reached a significant milestone in the fourth quarter, reporting strong revenue growth, record income from continuing operations and improved profitability. We concluded fiscal year 2007 with growing revenues, above our previous guidelines, strong cash flow from operations, and an improved balance sheet and most importantly, a clear strategic vision.

Today, we also announced that I would be retiring from Telular. As I approach my 63rd birthday, it is time for me to move into a new phase of my life. I want to thank all the employees and the Board of Directors for their support. I also want to thank the Shareholders for their backing, as well. I’ve truly enjoyed my tenure at Telular and the time just feels right to make this transition. With this announcement, we are beginning an early succession of leadership. Due to the importance of this transition, I will continue in my role as President and CEO until the process has been completed. With that, I would like to focus on Telular’s strong financial and operating performance for the fiscal year and the fourth quarter.
Our goal in 2007 was to realign our energy and resources on the higher margin, more profitable Telguard and Terminal segments. We are surpassing expectations and continue to make critical focal choices in these businesses. During the year, we made the fundamental decision to exit the phone business, which we are now reporting as a discontinued operation. In addition to a strengthened P&L statement, this shift in focus helped to generate strong cash flow from operations over the past several quarters. We have successfully transformed the company from a significant cash user in operations in 2006, to delivering over 7 million in cash flow from operations in 2007.
Our business is doing well and we are seeing strong demand and traction in our market, for our leading, portfolio of solutions in both the Telguard and in the Terminal markets. I am going to go into more detail a bit later in the call, but right now, I want to turn the call over to Joe Beatty to give a review of the financial results. Joe.

Joe Beatty:	Great, thanks Mike and good morning everyone. We reported revenue from continuing operations, up 26.4 million for the fourth quarter of 2007, an increase of 64%, compared to 16 million for the same period last year, and up 60% from the 16.5 million in the third quarter of 2007. The company reported fourth quarter income from continuing operations of 3.7 million, or $0.19 per share. This compares to, roughly, breakeven income for the same period last year and income of 1.4 million in the third quarter of 2007.
Fourth quarter 2007, Telguard products and service revenues increased 71%, to 20.7 million, from 12.1 million reported in the same period last year and grew 66% from the third quarter of 2007. Telguard product sales increased 76% over the prior year period, to 15.9 million, while Telguard service revenues increased 55% from the prior year period to 4.9 million.
Terminal sales grew 44% from the prior year period, to 5.6 million and were up 41% from the third quarter of 2007.
Turning to gross margins, our gross margins from continuing operations were strong, at 35%, flat compared with the previous quarter, but up 500 basis points from the prior year period. As expected, we incurred significant expenses related to the relocation of our engineering office, from New York, to Atlanta. In addition, our general and administrative expenses were negatively impacted by severance and other expenses.

Almost directly offsetting these amounts were favorable impacts to our sales and marketing expense. Consequently, while the distribution of our operating costs, by category was different than we expect in the future, the overall expense level is roughly consistent with our anticipated near term run rate.
Fourth quarter 2007, fixed cellular phone revenues, which are now reported within discontinued operations, were 3.7 million and a loss from discontinued operations in the fourth quarter of 2007, was 2.2 million. For fiscal year 2007, the company reported revenue from continuing operations, or 74.5 million, compared to 45.7 million for the same period last year. The company reported income from continuing operations of 5.6 million, or $0.31 per share for fiscal year, 2007, compared to a loss of 1 million, or $0.04 per share for the same period last year.
Regarding cash flow, I’m pleased to report; the company generated 7.2 million of cash from operations, for fiscal 2007, compared to cash used of 17.7 million during the same period last year. As of September 30, 2007, our balance sheet shows free cash of 10.3 million and no debt.
And this concludes the summary of financial results for the quarter and the year. Now, let me turn the call back over to Mike, for additional comments.

Michael Boyle:	Thanks Joe. I’m very pleased with our strong fourth quarter and fiscal 2007 results. Telular is delivering a growing revenue stream, with an expanding market opportunity. We generated strong cash flow, from continuing operations and fortified our overall operating performance. We have stronger profitability, executing on our long term objectives, and are seeing demand in the market for our products. I’m excited about the notable improvements we have made in the momentum in our business.
First, let me give you an update on our Telguard and Terminal business and then I will highlight a few other areas and initiatives.
Telguard continues to deliver strong revenues and surpass expectations. In the fourth quarter, we reported Telguard product revenues that exceeded our positive revised forecast, given early in the quarter, growing a record 99%, sequentially. We sold over 100,000 Telguard units, compared to 48,000 units in the previous quarter.
While we are seeing some anticipated pricing pressure, we are keeping our products competitively priced in order to maintain our market share. Most notably, we’re able to take those pricing reductions and maintain our product margins, through the efficiencies we’re creating in our production. Importantly, we activated a record of over 71,000 new subscribers to our digit service network, driving a 55% year over year increase in service revenues and continuing to generate a steady recurring revenue stream for the future.

We are very excited about the demand we are experiencing in the Telguard market for new placements of digital cellular communicators and from our dealers, for analog to digital upgrades. With approximately four months left until the SEC sunset date, we have seen an acceleration of analog to digital upgrade activity and believe the demand will extend for a significant period past the deadline. Saying that, this business will be difficult to forecast over the next several quarters.
The gap in our unit sales versus activations in Q4, demonstrates that the security alarm companies were challenged to facilitate the installation of so many of our devices. We do believe the business will experience a profitable first quarter and full year fiscal year ’08, driven by subscriber growth and product sales. Currently, we are estimating that by the end of fiscal year 2008, we will grow from a current base of over 328,000 subscribers, to over 500,000 total subscribers.
Evidenced by the adjusted guidance in Q3 and our raised guidance in the beginning of the fourth quarter, you can see our ability to give you more finite guidance than this, at this time, is challenging. Until the sunset period has passed, we believe it is better to use broader parameters of business performance, and as we continue through 2008, we plan to provide more specific guidance in future quarters.
We continue to focus on developing new customers and channel relationships. We plan to expand our Telguard security business into the International market and during the quarter, we announced a new partnership with Sonitrol Corporation, one of the Nation’s largest commercial security companies. Our solutions will help replace Sonitrol’s analog cellular alarm units to provide high levels of security monitoring in an economical and seamless transition.
Today, we have over 3400 dealers selling our products. To put that in perspective, that’s almost as many dealers as Chrysler has dealerships in the US. The revenue growth in our Telguard business is being complemented by the double digit, year over year increase in sales from our Wireless Terminal Segment as well. We expect to see continued solid performance in this Terminal market, with growth being driven by demand for data connectivity, over cellular networks in the developing countries. We also believe that we are seeing additional support for our products, domestically. We currently have our new “Three T” Terminal products in for approval with three carriers in the domestic market and we expect to see strong support for these products in fiscal year ’08 as well.
From a market perspective, we are continuing to develop new market entries in the event monitoring space. We can take advantage of our experience with Telguard and apply it to create monitoring solutions for a myriad of applications in a variety of markets, such as agriculture and other asset tracking areas. These new markets are in developmental stages today, and we have expectations that revenues will begin to flow in fiscal year 2009, as we expand the portfolio of applications.

During the quarter, we strengthened out team, with the appointment of Shawn Welsh, as VP of Product Marketing and Business Development. Shawn is a proven leader and will play an important role in marketing and business development as we enter an exciting era of Telular, as it focuses on expanding business opportunities.
To date, we have built a strong, senior management team, capable of leading Telular for many years ahead. Looking ahead, we are executing on target and remain well positioned to drive sales for our Telguard and Terminal products in the market; we have a leading position and a proven digital, patented technology to supply demand with Telguard in the security industry. We continue to explore new opportunities in the wireless terminal market and plan to expand our addressable market, both domestically and internationally.
In conclusion, Telular has advanced to be a much stronger company than it was a year ago, even surpassing our expectations. We are forging important relationships and are well positioned to capture new market opportunities around the world. We are really excited about the direction of our business and the future opportunities for Telular. With that, I’d like to turn it over to the operator to coordinate some questions than you might have.

Operator:	Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. Just a reminder, if you have a question, please press the “*”, followed by the “1”, on you touch tone phone. If you’d like to withdraw your question, press the “*”, followed by the “2”. If you are using a speaker phone, you will need to lift your handset before making the selection. One moment please, for our first question.
Our first question comes from Ali Motamed, with Boston Partners. Go ahead.

Ali Motamed:	Hi, a couple quick questions. First of all, you said you only expect to increase, you have, what 328,000 customers that you monitor for right now?

Michael Boyle:	Yes, that’s correct.

Ali Motamed:	And you expect to take that to 500,000 by the end of next year?

Michael Boyle:	That is correct, as well.

Ali Motamed:	Okay, and then you have a channel fill, I guess, that’s happened with your terminals in the alarm, you know, installer space, of around 30,000, can you kind of talk about what that was like last quarter and if they, you know, if you activated more than you sold last quarter, or vice versa and talk a little bit more about how you expect the next couple quarters to go and over the next 18 months, sort of, how many potential conversions are out there.

Michael Boyle:	Yeah, let me try and pick that apart in pieces, if I can.

Ali Motamed:	Sure.

Michael Boyle:	Historically, what we see is about an 85% conversion level, between shipments of products and additions to the network. Last quarter, we saw that drop down to 71%, again, we sold 100,000 units last quarter and we activated 71,000 units. That demand level, for hardware, certainly exceeded the capability of the security dealer network to maintain the 85% rate. I’m happy to report, as we went through the first month of the current fiscal quarter; we activated over 29,000 units in the first month of the quarter. So, the continued flow through was very, very positive and we expect that the performance of the dealer network to continue to maintain that level of 85% in a consistent way, as we look at the business, going forward. So, we saw an anomaly that is part of our reason that we’re trying the guide in a way that doesn’t, takes into account some of the lumpiness that we might see, because of this anomaly in the sunset period. While we still try to give some guidance as it relates to the current quarter profitability, in our view of the business on a longer term perspective with profitability for the full year.

Ali Motamed:	It seems like the 500,000 is a low number relative to what the math works out at, cause if you look at it, I mean, on average, in months where they’re just picking up the pace, before the sunset comes, you’ve been putting up 25,000 installs a month and you would only expect that to accelerate as you get into the period where the sunset comes into play, so, you know, the differential between 328 and 500,000 is 170, which is like 12,000 a month; you’re doing double that right now.

Michael Boyle:	Well, and again, the, there’s another twist to that, if you will. We have about 70,000 units in, on our network now, that are existing Telular, analog customers, that we will also be transferring into the digital technologies, so, when you look at the overall number, you’re right, the difference between 320 and 500, may seem somewhat conservative, but remember, there’s an additional 70,000 that become neutral from an observation viewpoint, because they’re existing analog customers that will transfer to digital technology, thorough the year, as well.

Ali Motamed:	Do you sell them terminals, or do they, do you give them terminals?

Michael Boyle:	No, we sell them terminals.

Ali Motamed:	Okay, and then, okay and the pricing pressure that you’re saying, I mean, sort of, can you quantify that a little bit?

Michael Boyle:	You know I would say that the pricing pressure that we’ve seen, quarter over quarter, you know, it’s in the range of 4 to 5%. We had anticipated that we would continue to see additional pressures in the market, and we have taken some steps earlier, in previous quarters, both on design and manufacturing to ensure that we would have an ability to maintain margins as we began to track against other kinds of pricing activity we found in the market. So, the offset to that is we’re very happy to report that our margins remain consistent, even though we saw about a 4% reduction in sale price per unit.

Ali Motamed:	Okay, thank you, I’ll hop back in the queue.

Operator:	Our next question comes from Robert Sussman, with Bentley Capital. Please go ahead.

Robert Sussman:	Can you discuss the potential number of units in the conversion in the Sonitrol base?

Michael Boyle:	The answer to that is no, I really can’t. We have a business relationship with Sonitrol. Sonitrol is a highly competitive company in the security marketplace. I don’t think they would appreciate very much, me sharing their data as it relates to the market. What I can tell you, is that Sonitrol is, you know, if you think of our security markets, they’re one of the top five organizations, from a customer perspective, in the marketplace, itself.
And, so the significance of it, they’re a substantial part of that market, when you consider that the top five guys control about 50% of the total security market today. So, very, very important relationship for us to have, great group of people at Sonitrol and they really see the value in the power of our technology in helping them to adapt to both conversions, as well as new placements in the future.

Robert Sussman:	Let me just follow up on that. I’m new to following the company; the projection of 329 to 500,000, does that include Sonitrol?

Michael Boyle:	It would include our anticipation of Sonitrol activity, yes, that’s correct.

Robert Sussman:	Okay, thank you.

Operator:	Our next question comes from Kevin Dede with Morgan Joseph. Please go ahead.

Kevin Dede:	Hi Mike. I just want to say, congratulations on your news, it will be sad, I guess, to see you go, I think you’ve just done a wonderful job here and also, congrats on the nice quarter.

Michael Boyle:	Thank you Kevin, that’s very kind of you to say.

Kevin Dede:	And, well, I guess, keep up the good work as long as you can.

Michael Boyle:	Yeah, I think that’s a great point, Kevin, and I think we’ve tried to say it, both in the press release and in my comments this morning, and now, I’ll say it again in the Q&A, I’ve said it to our employees in direct conversations with all of them, as well, tomorrow’s just another day. It’s business, as usual, we have a succession plan, that we’re implementing and that will be, I think, something that certainly is going to take some time to execute and, but, as all of you know, with SEC requirements, once we know what the decision is, it’s in our best interest to disclose that to everybody. But expect me to pick up the phone for a while as we continue to go forward, I certainly look forward to other conference calls to report results.

Kevin Dede:	Very good, thanks.

Operator:	Our next question comes from Bill Ganelin of Cottingham Management. Please go ahead.

Bill Ganelin:	Yeah, thanks. Can you comment a little bit, just during the quarter, the cash balances went down and looking, the cash flow, from operations, for the year, was looked at for nine months, what was going on, there?

Joe Beatty:	Sure. You know, the fourth quarter was a gangbuster quarter, if I can use that adjective. When you have a gangbuster quarter, you put money to work building product, you ship it and you wait for the receivables to come in, so I wouldn’t feel too badly that our cash balance dropped a bit from 12 to 10 million, on a sequential basis. So, can you come at me again, if you would, with the second part of your question [talk over].

Bill Ganelin:	I’m just trying to understand, the cash flow, because the, if I’m looking at the right numbers here, I think the receivable balance was actually lower at the end of the fourth quarter than at the end of the third quarter, and inventories were lower. So, you didn’t actually build there.

Joe Beatty:	Well, it’s difficult to see, because of the new presentation, discontinued operations is all aggregated in a single line and that complicates the view, so, I think what I’d suggest is, there’ll be more detail in the “K”, when it comes out and that’s probably the better place to look for more detailed information, on a sequential comparison basis.

Bill Ganelin:	So, you’re saying, it is more or less related to the sales growth in the quarter, and just the normal cash flow productives.

Joe Beatty:	Absolutely.

Bill Ganelin:	Thanks.

Bill Ganelin:	And also, just to understand, you know, what you’re talking about, on the subscriber growth, for the year, dealing with those numbers from the 328 to 500, you know, its maybe the same question as before, I guess, I’m not sure I understand, that this, if you look at the quarterly subscriber growth from the first three quarters of the year, you’re really talking, for all of ’08 to be at about the same kind of rate, of somewhere 40, 45,000 per quarter?
And just trying to understand, how, you know, just, are you just, are you feel like you’re being extremely conservative, cause if you’re just going right into the main part of the sunset period, and even commenting that you expect it to continue beyond that date, a little bit, wouldn’t you just expect a fair amount more subscribers, a run rate than you had in the first two and three quarters of ’07?

Michael Boyle:	Well, let me just start it. You need to add the 77,000 analogs into the 100, roughly 175,000 increments, the difference between the 500 and the 328, so on a gross basis, we’re talking at least 250,000, so it you divide that by 4, you get a different figure than you said in terms of a run rate. So, let’s just get that part of it clear, at that will correlate to product sales cause every gross customer needs a new unit. We’re highlighting our subscriber base number, cause, frankly we think, from a value perspective, that’s quite an asset, to have half a million subscribers with recurring revenues to associate with them. That’s a net figure, once the analogs convert, and you need to look at the gross figure, I think, to capture the products revenue potential, and its activity level.

Michael Boyle:	All right.

Bill Ganelin:	Okay, thanks. That’s fine for now.

Operator:	Our next question comes from Tom Gubar with Horizon Group. Please go ahead.

Tom Gubar:	Mike, again, echo the sentiments earlier. Great quarter and congratulations on all the work you’ve done this whole year turning the company around. All of us who’ve been long term shareholders appreciate it very much.

Michael Boyle:	Thank you.

Tom Gubar:	Can you talk a little bit about your plans for the international expansion and the other growth initiatives that you expect to launch during the next 12 months?

Michael Boyle:	I’ll try to do that without getting into too much detail, so I don’t have a bunch of competitors knocking on my customer’s doors tomorrow morning, but, we picked the international market, particularly in the Telguard segment, offers us a significant growth opportunity in the future and we believe that, because, the digital technology and the ability to use the technology that we’ve developed in our messages centers, if you will , our knock center, in Atlanta, gives us the flexibility to adapt an change our applications to fit the requirements, specifically of different markets around the world, and so, this will be, for us, I think, a very exciting period of time, as we begin to morph the Telguard business into international markets. We’re going to start in Latin America and Canada, first, but, with success that we expect from those markets, we feel it becomes very adaptable to multiple markets around the world. It is a future, strong fundamental for us all to look at, as we watch the Telguard business to grow.

Tom Gubar:	Can you tell us, when, during the next 12 months, you expect to start seeing some revenue coming from the new markets?

Michael Boyle:	I can tell you I have revenue in our operating budget this year for those international markets that I used as the guidance for profitability and growth. I would tell you, though, on the other end, very little of our subscriber base is going to be generated from the international markets, in the traditional sense of how we use the subscriber base today. But, there will be recurring revenue streams that go along with those markets.

Tom Gubar:	Okay, I missed part of your prepared comments, can you update us a little more, on the, you efforts to sell the phone business?

Michael Boyle:	We actually didn’t make any specific comments about the efforts to sell. I’ll be happy to give you the update. We have put together, if you will, the asset package that represents our FCP business and we have retained investment banking help to take that to, what we think, are our logical set of potential buyers. That process is underway, we have gone through the first “teaser phase” and have an established lead, list of prospects, that we are now going through nondisclosure and individual discussion with. Some of those, I’d say, about half of them, have been completed. Another half is yet to go and it’s progressing at what I would call a normal course and speed for this kind of transaction, right now.

Tom Gubar:	Okay, Mike, thanks, I’ll let somebody else jump in and maybe come around for a second round.

Michael Boyle:	Thank you.

Tom Gubar:	Thanks.

Operator:	Our next question comes from Ian Shaffer with Galliant Capital. Please go ahead.

Ian Shaffer:	Hi guys.

Michael Boyle:	Hi Ian.

Ian Shaffer:	It seems like the market’s not liking the conservatism that you guys are providing, so why don’t you try and be a little more realistic and see what you guys can predict for Telguard sales for the coming quarter, I mean, you already a month in. So, I know you guys don’t want to get firm guidance, but, you know, you think it will be up, or down from this current quarter, how about that?

Michael Boyle:	Yeah, I’m reluctant, Ian to do that, and I’ll explain again, why. You know, we went into our fiscal fourth quarter of ’07, and we gave guidance for the quarter; we gave guidance for the year, prior to that. We got five weeks, six weeks into the quarter, and all of a sudden, that guidance no longer had any viability, at all. And so, we had to go back and reguide. We’re in a, you know, very, very dynamic period of time, with sunset. We also experienced very heavy order rates, but only a 70% penetration rate. Now, we’ve seen good follow through, but, for us to predict that the follow through will remain consistent through the rest of the quarter, gets us right back to where we were in our fourth quarter, when we gave original guidance. So, I’m just going to have to ask you to bear with us as we go through this sunset period. Understand, we’ll give you as high a level of visibility as we can, but we don’t want you building a model around something has a pretty amorphous dynamic state inside of itself.

Ian Shaffer:	I hear you guys, but, the market’s taking you guys being quiet as, you know, this business is not performing well, so, you know, I understand your best efforts are to make as good estimates as possible, and I do appreciate, and we all appreciate the follow on items you gave last quarter, as you updated us, but I think we’re okay with the fact that, you know, this guidance is subject to change, but leaving people in the dark, when we have the SEC Sunset Period, you know, being quiet about it makes people a little nervous, so, could you give us, just maybe a little verbal color, on, you know, the strength of the business, at least?

Michael Boyle:	Well, I tried to do that when I indicated to you that our follow through activation level was 29,000, plus, in the first month of the quarter. You can draw up your own conclusions from that, I mean, I’m not trying to, I am trying to explain to you, that in a dynamic period like this, we risk losing credibility by continuing to add and subtract from guidance that we provide to you and, you know, we don’t do ourselves a service, and I don’t think, do our shareholders a service by doing that.
We’re going to reserve guidance until we see the post Sunset Period and then we will begin to give guidance on a quarterly basis as we see normalized business.

Ian Shaffer:	Okay.

Operator:	Our next question comes from Frank Liguori, private investor. Please go ahead.

Frank Liguori:	Wanting Mike, and once again, I echo my thoughts with congratulations on a great job.

Michael Boyle:	Thanks, Frank.

Frank Liguori:	Mike, let me, and this might be more appropriate fro Joe to answer, but, as it relates to discontinued operations, not to dwell on the past and what we’re getting rid of, but, as it relates to the balance sheet, we have assets of roughly 17.5 million and liabilities between roughly half or three two, or something like so, so we got net assets, in discontinued operations, 14, 14.5. Now, I understand the business is up for sale and you’ve got some prospects, but, are these leveled pretty close to, I don’t want to say net realize, all I want to know, is that, are we vulnerable to right down of the net assets over the next two quarters? Are these assets and liabilities stated at a worst case, net realizable value?

Joe Beatty:	Frank, it’s Joe. Couple of comments. Keep in mind, the asset total has receivables in it, which [talk over].

Frank Liguori:	I understand.

Joe Beatty:	Makes our money good, it’s got some furnished goods inventory, which we think while we’re selling the business, we’re still selling product and so, we think that asset figure comes down, and then the balance is, the answer might not surprise you, our best estimate of what we think the business and the assets are worth, which is what we’re supposed to do.

Frank Liguori:	Okay. [Talk over].

Joe Beatty:	Tell us if we’re right.

Frank Liguori:	Okay, and will the 10K disclose those asset values individually?

Joe Beatty:	You know, we’re just getting through the close here and building the “K”, honestly I have to research that. It’s going to have what were [talk over].

Joe Beatty:	You, and by the way, it may not be a wise thing to disclose that, of course, you’d be basically telling a perspective buyer what you’re thinking.

Frank Liguori:	Okay, I just was concerned about, assets right downs, but it sounds to me, like, you know, if there were any, it would be small.

Frank Liguori:	Okay, as it relates to the number of subscribers you have, was it 329, or 30,000, was that as of the end of the year?

Michael Boyle:	That’s correct, Frank.

Frank Liguori:	So, you have another 29,000 that are, you know, that are hoppers for the first month of the quarter, is that correct?

Michael Boyle:	Right.

Frank Liguori:	Okay.

Frank Liguori:	As it relates to the international business, will the international business run in a similar fashion to the domestic business, whereby you can have monitoring and, you know, where you have centralized monitoring and if so, will that monitoring be done internationally through Atlanta, or will you be required to put up stations in, you know, in different parts of the world, like South America or Europe?

Michael Boyle:	Yeah, that’s a pretty sensitive question, Frank. It’s very clear that we believe we have an extremely valuable asset in our Atlanta operations and we’re going to obviously optimize the use of that center, in all markets, as we can. On the other end of it, we also believe that there are multiple models that can drive recurring revenue streams and we’re going to be very aggressive to use every model that’s available to us, including monitoring out of Atlanta, as well as others, to create recurring revenue streams as we expand the Telguard and the event monitoring business, itself. So, I really don’t want to give you anymore than that, only because I think it’s pretty sensitive for us.

Frank Liguori:	Fine. Back to discontinued operations for one more second. Ongoing fixed costs, SG&A, if we didn’t ring the register at all, from this point on, what are the costs on a quarterly basis?

Joe Beatty:	Well, I’d prefer to focus on my comments during the prepared remarks, which talked about the run rate of quarterly expenses and I talked about the, the distribution across categories was different than what we expect in the future, the total was certainly proportionate to what we expected based on our sales this quarter. So, I think that’s pretty good granularity on what to expect in continuing ops.

Frank Liguori:	No, no, no, no. That’s not, no, I’m talking about discontinuing ops. [Talk over]. In other words, let’s assume we don’t ring the register anymore in discontinued operations. We don’t sell anymore product. On a quarterly basis, what are the fixed costs that we, that, that, that we would incur? Until we sell the business; 2 million a quarter, or is it 1.5 million a quarter?

Joe Beatty:	I’ll tell you this, there’s no G&A allocated to discontinued ops.

Frank Liguori:	Right.

Joe Beatty:	And, discontinued ops is bearing its incremental portion of expenses that it’s experiencing. The reason I answered the question the way I did is cause I think what you should focus on is continuing ops and I told you the run rate is good [talk over].

Frank Liguori:	Okay.

Joe Beatty:	That’s, fundamentally all that matters, economically for the valuation of our business, I think.

Frank Liguori:	Okay. Mike, this is kind of a personal question, but maybe, maybe you can shed a little light on in, for the shareholders and maybe put the market, a little bit, at ease. When a CEO retires, or leaves, unexpectedly, maybe it’s not unexpected, but, certainly from my point of view, or from a shareholders point of view, it was unexpected. Maybe you can just calm the market down a little bit, is this something that is sudden, or was planned and you know, the company’s had a hell of a run, under your stewardship, and you’ve done an outstanding job in many areas, not just in running the business, but in shareholder relations, etc. and I think you’ve built up a cat ray of shareholders who respect you and the job that you’ve done.
Maybe you could eliminate some of our fears, or calm the market down a little bit, if you can just shed a little more light on it and I know that you’ve announced that you plan to sell your shares and that’s understandable too, and would like to know if those sales are going to be done to through open market transactions, or it’s going to be a negotiated institutional sale?

Michael Boyle:	Yeah, let me try to address it in each of the categories you brought up, Frank. First off, you know, there’s no corporate intrigue going on here, you know, I came out of retirement to come to Telular and both, myself and John Berndt, our Chairman, knew that I was not going to be the long term leader of the Telular Organization, at, now, approaching 63 years of age, we had a certainly, a window and like all windows they have up sides and more narrowness to them at times and with where we are today and the management team that we have and our ability to continue to drive this performance in the future, from my perspective, now is a good time to make that transition, understanding that, it doesn’t happen today, or tomorrow, it’s going to take some time for the transition to take place and that we’re going to make the normal succession process of that transition, both, very visible, but, in the way that gives us the ability to run this business as successfully in the future as we’ve been running it over the last few quarters. And so, no Machiavellian corporate intrigue in it, I just think this is a good transition period.

As it relates to the stock sales, you know, when I came to Telular, we very candidly set my salary well below the predecessor in the company because my job was to come in and restructure the business. Take costs out of it and put it back into a proportional performance level of costs that can carry the company forward into the future. And so, I was given a very liberal grant of stock options, by the Board, as a longer term incentive and an offset against those entry level compensation levels that I brought to the company. And so, therefore, what I’m doing with my stock is, is, balancing my portfolio in a way that I’ve been advised to do and taking advantage of what I’ll call “incentive compensation” that was part of what induced me to be a pert of Telular.
I’d also feel you that I’ve got a lot more on the table and the performance of this company in future quarters is as valuable to me, as past quarters have been valuable to me in my own personal wealth building. So, I feel very aligned with the shareholders, and you know, as we have always done, we’ve been very, very open with our shareholder community and when things happen, we come to you very quickly to tell you about them happening and then we try to explain to you what are logic was and our decisions in doing that.
So, that’s the best explanation I can give to everybody. It’s a, it’s a good transition and a good time to make that transition, transition I mean, and there’s no Machiavellian intrigue in the Board Room with this one.

Operator:	Our next question comes from Matthew Kempler with Potomac Capital. Go ahead.

Matthew Kempler:	Hi, just a few quick questions for you. First of all, on the service revenues side; we saw service revenues for about $300,000 sequentially, which is pretty much what the business has done in the last few quarters, mainly about 40,000 activations, versus the 70,000 in this quarter, so, I’m just wondering, is this very back end loaded and should we expect to see substantial increase in service revenues going into the first quarter, or is there something else going on here?

Michael Boyle:	It’s very back end loaded, you know, again, remember that we made, we revised the guidance about six weeks into the quarter, when we saw the order rate and our challenge was a couple things; you know, first off, when we saw the order flow, could we build it? And then, once we could determine that we can build it, how quickly can we get it shipped and out to those folks? And so, you know, it is very back end loaded, we also think that’s part of the reason we saw the 70% conversion rate, versus the historical 85% conversion rate and why we’re so pleased to see the follow through in the first month. So, very back end loaded.

Matthew Kempler:	Okay, but then, I mean, so, given what we saw in this [inaudible] quarter and assuming, it’s majority at 29,000 activations, in the first quarter, we should probably see similar, I would imagine, activations in the first quarter to what we saw in the fourth quarter. We should start to see you’re recurring service revenues accelerating, pretty sharply, right?

Michael Boyle:	Yes, the balance to that, though, and keep this in mind, we had a base of analog customers, as well, that will be converting to digital. Our analog customers pay a higher fee per month than our digital customers pay per month, so there’ll be some balancing, you know, will there be growth? Yes, there’s certainly going to be growth, but I don’t want you to go off and start building a model that doesn’t take into account the difference between analog and digital as you increment off the growth in the recurring revenue string.

Matthew Kempler:	Understood, okay. Last two things: one. On cash; the company exercised a warrant call this quarter, correct? So, should we see a pretty big step up in cash? [Talk over]

Joe Beatty:	Yes, you will.

Matthew Kempler:	In the quarter.

Joe Beatty:	Yes, you will.

Matthew Kempler:	Okay, what was the total amount that was brought in?

Joe Beatty:	Just under 6 million.

Matthew Kempler:	Okay, and then, but from a working capital standpoint, since you’re still firing all guns on the shipments, do you expect to see offset to that, do you expect that cash will build by 6 million, plus, in the quarter?

Joe Beatty:	Well, yeah, you’re correct to identify it’s proportionate to activity and we talked about from guidance perspectives, we’re not projecting, specifically, activity for this quarter, so you know, but almost the same, I would expect most of that 6 million to drop right in.

Matthew Kempler:	Okay, with that. And then, finally, on the operating expenses, I understand you’re statement was you expect operating expenses to approximate the run than we just saw in the September quarter. But, my question on that is, if operating expenses were almost 5.4 million, in the September quarter, they were roughly the same amount in the June quarter, but you backed out all the costs associated with your phone business from the fourth quarter number. So, shouldn’t we be seeing, if you’re pulling out your phone business, shouldn’t we be seeing a decline in your operating expenses?

Michael Boyle:	Yeah, a little more color on that. Just, from a category perspective, in continuing ops. sales and marketing expenses flex, along with the top line, so we had a very strong quarter on a top line basis. Sales and marketing expense moved with some share proportion to that. The other two categories; engineering and G&A, look more like fixed, or semi fixed lines, so you’re seeing the impact of a lot more sales, bringing that sales and marketing to normalized sales and marketing level up. And as it relates to discontinued ops., they’ll be more detail in the 10K, that you can take a look at and analyze, but, I think, I already said there’s no G&A that got allocated to it and pretty much, it’s bearing its proportion of real, incremental expenses, we’re not spending much engineering time there, so, you know, I wouldn’t, I think you need to see the details to get a proper view, but, just, again, keep in mind, sales and marketing moves at the top line.

Matthew Kempler:	Okay, and I’m just trying to understand, I mean, all things being equal, you know, you came out of the June quarter with 5.3 million in out backs, and then you pulled out your phone overhead, by and large, so, all things being equal, we should have expected, sequential decline in operating expenses. Correct?

Michael Boyle:	Except, all things were not equal and you know, the sequential growth, quarter over quarter, on the sales side, was, you know, three times higher than it was in the previous quarters. So, what you’re seeing is, as Joe explained, is that, in a normalized way, had we not sold more, as much as we did, you would have seen a lower SG&A. Because our revenues were higher, you see a higher SG&A, which then takes the overall run rate slightly higher, based on that. And so you’re not, you’re comparing apples and oranges. June quarter didn’t have the same revenue levels that the September quarter did.

Joe Beatty:	One last comment there. We didn’t talk about unique expense items that may have occurred in discontinued operations. And, you might assume, correctly, we were at a year end, we’re at a time where we were inventorying all the assets of that business in great detail and, and so, there were some unique expenses in that operation, this period and we didn’t talk about them cause frankly, we just don’t think, discontinued ops. From a valuation of the firm perspective, is, since there’s no, I won’t say no cash impact, but, on an ongoing basis, we’re not going to spend a lot of time talking about it. You should wait to see the detail on that before you draw any severe conclusions.

Matthew Kempler:	Okay. All right, thank you.

Operator:	We have time for one final question. The last question comes from Russ Silvestri with Skiritai Capital. Please go ahead.

Russ Silvestri:	Hi, good morning Mike.

Michael Boyle:	Heh Russ, how are you?

Russ Silvestri:	Fine, thanks. Two questions; one, on the Terminal biz, you mentioned you have three carriers, I think, that are in the Terminal approval process, I was wondering, are those domestic, or foreign and can you just put some value associated with each of those carriers and the second question; was related to the service, you know, the conversion was a little bit low, I think, than it had been, historically, if they’re not using you, who are they using?

Michael Boyle:	Let me try to take the first one and then you’re going to have to explain the second one.

Russ Silvestri:	All right.

Michael Boyle:	You know, it indicates the three that we talked about in the script, was , are domestic carriers and I think, for us, what we find exciting about the qualification in the domestic carriers, is, it’s them driving the qualification, not us driving them to say we are qualified. So, we believe there’s demand in the channel, for those products from those carriers and we believe that it positions us very well as we go into the year. Now, you know, all though limited, the guidance we’ve given on profitability for the year, includes the growth that we expect from that segment and we do expect growth from that segment, but I’m really not prepared, Russ, to give any more details than that at this time.
Your question about conversions, nobody’s, maybe I’m not stating it properly.

Russ Silvestri:	And maybe I didn’t. It sounded like you had sold a 100,000, right?

Michael Boyle:	Correct.

Russ Silvestri:	In the quarter, and then 71,000 adopted you as service? [Talk over] Are you turned on?

Michael Boyle:	71,000 were activated. All 100,000 will be activated as they flow through the channel.

Russ Silvestri:	And they’ll be converted to your service?

Michael Boyle:	Correct.

Russ Silvestri:	Okay, I was a little confused then okay, thank you.

Michael Boyle:	Okay.

Operator:	That does conclude our question and answer session. I’d like to turn the call back over to management for any concluding remarks they may have.

Speaker:	Well, thank you, operator. I just wanted to again thank everybody for participating with us today. You know, as we indicated in our remarks in questions and answers earlier that we’re please with our financial operating performance. We continue to execute on our strategy and remain very focused on driving growth and long term profitability and gain, thank very much for being with us, today.

Operator:	Ladies and gentlemen, this does conclude the Telular Corporation, Fourth Quarter, 2007 Earnings and Conference Call.
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